HSBC Amanah

PRIVATE AND CONFIDENTIAL

HSBC Amanah Malaysia Berhad
(Company No. 807705-X)
1, Downing Street
10300 Penang

T. 04 259 5500
F. 04 262 6206
www.hsbcamanah.com.my

Our Reference: CS/BB/ASR/331418988 / 1568184813000:674 /LIN
CARM: 190724, 190828 & CM200819

12 September 2019

TEM ELECTRONICS (M) SDN. BHD. ("Customer")
A101 & A102 JALAN 2A
KAWASAN PERUSAHAAN MIEL SG LALANG
08000 SUNGAI PETANI KEDAH

Dear Sirs,

FINANCING FACILITY(IES) ("FACILITIES")
CUSTOMER NO. 331-418988

We refer to your application and are pleased to advise that we are prepared to provide you the Facilities subject to the terms and conditions herein, in the Schedule and the Annexures (collectively, "the Offer Letter").

The Facilities are subject to review at any time, and at least once in any event by **November 2019**.

The Facilities are **subject always** to the Bank's right of suspension, withdrawal and acceleration of payment on demand. Other terms herein also apply which may allow the Bank to cease providing the Facilities to you.

Facilities [Offer Letter is principal/not principal instrument]		Facility Amount (RM)
Common Limit consisting of:		*3,000,000
• Industrial Hire Purchase-i Line		3,000,000
• Import Line consisting of:-		(3,000,000)
- Documentary credit-i	Tenor: 90 days	
- Trust Receipts-i	Tenor: 90 days	

* *Each facility under this Common Limit is subject to its sub-limit in parenthesis and total utilisation of these facilities shall not exceed this Common Limit at any one time.*

The Bank undertakes to sell the relevant asset to you when you have fully paid up all sums of money payable to the Bank at the expiry of the term of hire for the relevant asset and have observed all the stipulations and conditions of the Industrial Hire-Purchase-i Line and the Hire Purchase-i Contracts, whereupon (a) the Bank shall enter into an agreement with you to effect the conveyance of the relevant asset, and (b) the hiring of the relevant asset shall come to an end.

To signify acceptance of the Facilities and understanding of its terms and conditions, please arrange for your authorised signatories to sign this Offer Letter in accordance with your board or partnership resolution (whichever is applicable), a certified true copy of which is to be given to the Bank together with the required documents (please refer to **First Schedule (Part C)** and payment of the Facilities Arrangement Fee of RM5,000.00 when returning the accepted Offer Letter to the Bank on or before **11 October 2019**, otherwise this offer will lapse unless the Bank in its discretion agrees to extend the offer period. Following receipt of the accepted Offer Letter, we shall instruct our solicitors to proceed with the documentation.

We are pleased to be of assistance to you and look forward to the development of a mutually beneficial and lasting banking relationship including your opening and/or maintaining your main working capital / operating account with us. Should you have any query, please do not hesitate to contact our **Tee Chee Wei** at telephone no. **04-770 8202**.

Yours faithfully,
For and on behalf of
HSBC AMANAH MALAYSIA BERHAD

Relationship Manager

Tee Chee Wei
070823

FIRST SCHEDULE
PART A
(an integral part of this Offer Letter)

DOCUMENTARY CREDIT-i

Purpose:	To facilitate imports/local purchases of halal goods (related to the Customer's business other than capital investment goods).
DC-i Opening Charges:	**0.1%** per month or part thereof subject to a minimum of RM200.
Usance DC-i Additional Charges:	For usance DC-i, an additional commission of **0.1%** will be levied for each month or part thereof for the usance period.

TRUST RECEIPT-i

Purpose:	To facilitate financing of imports/local purchases of halal goods under Documentary Credit, Documentary Credit-i or Inward Bills for Collections-i.
Margin of Financing:	Up to a maximum of 100% of invoice value or Documentary Credit/Documentary Credit-i/Inward Bills for Collections-i value, whichever is lower.
Effective Profit Rate ("EPR"):	The Bank's prevailing Base Financing Rate (BFR) plus a spread of **1%** per annum.
Accrual of Profit	Effective Profit will accrue daily and in each case is calculated on the basis of the actual numbers of days elapsed and a year of 360 days or 365 days, depending on the market practice for the currency (and as may be adjusted in case of a leap year).
Contracted Profit Rate ("CPR"):	15% per annum. The Bank shall grant a rebate (Ibra') on the Contracted Profit to ensure that the Customer pays the Effective Profit at all times. The EPR shall not exceed the CPR at all times. (Where Effective Profit = Bank's Cost Price x EPR x Transaction Tenor in years).
Brokerage Fees:	Up to RM15 per one million transacted, subject to a minimum brokerage fee of USD10 (if commodities traded on the London Metal Exchange are purchased.
Bank's Cost Price:	Facility Amount.
Deferred Sale Price:	Bank's Cost Price + Contracted Profit. (where Contracted Profit = Bank's Cost Price x CPR x Murabahah Contract Period).
Murabahah Contract Period:	5 years from the date of the Murabahah contract, subject to Early Call by the Bank.
Facility Tenor:	The Facility is available for utilisation up to a period of 12 months from fulfilment of all applicable conditions precedent unless following the Bank's annual or periodic review, the Bank agrees to continue providing the Facility for up to another 12 months.
Early Call by the Bank:	This is an uncommitted Facility. Therefore, notwithstanding the Facility Tenor and/or Murabahah Contract Period, the Bank reserves the right to call for full early settlement by the Customer at any time within the Facility Tenor and/or Murabahah Contract Period (whether or not there is any Event of Default) following the Bank's periodic review.
Due Date:	The date that the Customer must pay the amount of the utilisation and the applicable Effective Profit to the Bank as stated in the relevant written transaction advice from the Bank, failing which it may be treated by the Bank as an Event of Default.
Cash Cover:	It is a product feature of this Facility that when the utilised Bank's Cost Price is received from the Customer, the Bank may, but shall not be bound to, treat such payment in the Bank's possession as cash cover for the Facility without applying it towards payment of the Deferred Sale Price. Where the Bank so elects to treat the payment as cash cover for the

Facility, the Bank may (1) re-channel the funds for further utilisation under the Facility, or (2) at any time during the Murabahah Contract Period, at its absolute discretion without notice, apply any of such cash cover (which has not been re-channelled for further utilisation) towards satisfaction of the Deferred Sale Price to reduce the Deferred Sale Price (i.e. portion of the Bank's Cost Price and the corresponding Contracted Profit) accordingly. Nothing in this clause shall (1) render the payment received from the Customer not as a good discharge of the amount due from the Customer; and (2) give rise to any security or proprietary interest in favour of any party over the cash cover. The Customer consents to the arrangement as stated in this clause.

Cash Cover = Facility Amount – A + B

where: A is actual utilisation of the Facility Amount,

B is any payment (which relates to the principal portion of the Deferred Sale Price) received by the Bank before the end of the Facility Tenor, Commodity Murabahah Period or Early Call by the Bank, as the case may be.

Payment Terms:

(a) Notwithstanding the Commodity Murabahah Period, the utilised Bank's Cost Price and Effective Profit shall be paid by the Customer to the Bank in arrear no later than the applicable due date as stated in the relevant written transaction advice from the Bank.

(b) For avoidance of doubt, all of the Bank's Cost Price (less any cash cover held by the Bank) shall be paid by the Customer to the Bank in full (bullet payment) at the end of the Facility Tenor, Murabahah Contract Period or upon Early Call by the Bank, whichever the earliest.

INDUSTRIAL HIRE-PURCHASE-i LINE

Purpose:	Industrial hire purchase to partially support the purchase of automated machines to upgrade the current semi-automated production line, acceptable to and approved by the Bank for the Customer's use in the normal course of business other than business that is primarily involving gambling or gaming; the manufacture or sale of pork, alcohol and/or tobacco; the provision of non-Islamic financial services, insurance and/or stockbroking; or entertainment activities that are non-permissible according to Shariah.
Bank's Purchase Price:	Not more than **90%** of the original cost of the asset, which may be varied at the Bank's absolute discretion.
Term of Hire:	Up to 5 years for each Hire Purchase-i Contract.
Availability Period:	The Facility must be utilised within 12 months from the date of Facility Offer Letter or by 31 August 2020 whichever is earlier, failing which the unutilised portion shall be automatically cancelled.
Hire Rental Rate:	Flat rate of **3%** or Effective Rate of **6.06%** per annum; equal to the Bank's prevailing Cost of Funds of the same periodicity as the hire rental period (COF) plus a spread per annum

All fees and charges are exclusive of tax. Where tax is chargeable on any of these items, the applicable tax sum shall be imposed in addition to such fees and charges, and shall be payable to the Bank if the Bank is required by law to collect and make payment in respect of such tax.

[end of Part A]

FIRST SCHEDULE
PART B
(an integral part of this Offer Letter)

Security to be obtained:

	Type of Security	Particulars / Description
(a)	Corporate Guarantee:	Guarantor: TEM Holdings Ltd Amount: RM3,000,000

Further Security
If at any time the Bank shall consider that the securities given for the Facilities as described in **First Schedule (Part B)** are insufficient or further securities are required, the Customer shall within fourteen (14) days from the date of the Bank's notice requiring the Customer to do so, provide such security or further security as the Bank shall require whether in cash or otherwise of such value and for such tenor as the Bank shall specify. In the event the Customer fails to provide such security within the time stipulated, the Bank shall have the right to require acceleration of payment on demand or to decline to continue to make available or to withdraw the Facilities or any part thereof.

Maintenance of shareholding
The Customer undertakes to procure its related company which provides a corporate guarantee to the Bank, to remain as a member of the same group of companies to which the Customer belongs without any change in its shareholding structure, unless with the Bank's prior written consent.

For avoidance of doubt, this includes the Customer undertaking not to divest any part of its shareholding in the said related company unless with the Bank's prior written consent.

[end of Part B]

FIRST SCHEDULE
PART C
(an integral part of this Offer Letter)

Representations and Warranties:

(1) The Customer and where applicable, any companies within the Customer's group, are in compliance with all applicable environmental laws, regulations and guidelines ("environmental laws") in force from time to time in the place(s) where the Customer's business and where applicable, companies within the Customer's group is/are conducted.

(2) Where the Facilities include an Import/Export Line, the Customer is in compliance with the Strategic Trade Act 2010 and undertakes to obtain and/or ensure the continuing validity of the relevant permit(s) and/or broker registration certificate where required under the said Act prior to each utilization of the Import/Export Line.

(3) The Customer represents, declares and undertakes to the Bank that the utilisation of the Facilities or use of proceeds drawn under this Offer Letter do not and will not conflict with any law or regulation applicable to it.

Until the Facilities have been repaid in full, all representations and warranties given by the Customer are made daily by reference to the facts and circumstances existing at such date.

Positive Covenants:

The Customer hereby covenants and agrees that it shall:

(1) submit two (2) signed/certified copies of the Customer's next set of audited accounts, and if the Bank's review date is more than six (6) months from the end of the Customer's last financial period, the Customer is also required to submit two (2) copies of its latest updated management accounts before the review date mentioned above or whenever so requested by the Bank.

(2) obtain and maintain in full force and effect all governmental and other approvals, authorities, registrations, licenses and consents required in connection with the Facilities and shall comply in all respects with all laws and regulations to which it is subject.

(3) inform the Bank regarding any management structure change/change in the composition of the board/major shareholders in the Customer's business

(4) inform the Bank of any significant internal or external business developments which may affect the financial position of the Customer's business.

(5) ensure that audited financial statements submitted to the Bank shall be by external audit firms/partners acceptable to the Bank. The Bank shall have the right to require engagement of alternative external audit firms/partners if otherwise not acceptable, without assigning reason therefore.

Financial Covenants:

The Customer covenants that, so long as part of its indebtedness or facilities remains unpaid, it shall not without the prior written consent of the Bank:

(1) in any financial year of the Customer, declare or pay any dividends (including stock dividends) upon any present or future capital stock of the company where the amount of all such dividends declared or paid in such year exceeds or will exceed net profit after-tax for such year.

(2) permit subordination of holding/related companies' advances to fall below RM3,000,000 during the subsistence of the company's facilities with the Bank.

(The non-Shariah compliant wording in the financial ratios is due to the necessity to use technical accounting terminology.)

Documents Required

(1) Board Resolution
A suitable board resolution (or similar corporate authorisation)

(a) from the Customer authorising:-
- (i) the negotiation and acceptance of the Facilities;
- (ii) the creation of the security(ies) listed in **First Schedule (Part B)** in favour of the Bank;
- (iii) the provision of cash margin on demand by the Bank to cover documentary credits issued by the Bank;
- (iv) person(s) authorised to sign and accept on behalf of the Customer, this Facilities Offer Letter, the security documentation and all other documents as may be required by the Bank;

(b) from the security provider and corporate guarantor authorising:-
- (i) the creation of the security(ies) listed in **First Schedule (Part B)** in favour of the Bank;
- (ii) person(s) authorised to sign the security documentation and all other documents as may be required by the Bank;

(2) (i) Customer's Letter of Undertaking in relation to Financial Guarantees Obtained by a Resident From a Non-Resident for purpose of Sections 14(3), (4) and (5) of Part E, Notice 2 of the Foreign Exchange Administration Rules, in such format and substance as prescribed by the Bank

(ii) Copy of approval letter issued by Bank Negara Malaysia with respect to financial guarantee(s) obtained, as per Section 14(4) of Part E, Notice 2 of the Foreign Exchange Administration Rules (where applicable).

(iii) Document(s) evidencing registration with Bank Negara Malaysia within seven (7) business days after obtaining financial guarantee(s) in amount exceeding RM50 million or its equivalent in aggregate, as per Section 14(5) of Part E, Notice 2 of the Foreign Exchange Administration Rules (where applicable).

Conditions Precedent:

The Facilities shall only be available for disbursement or utilisation if:

(1) no misrepresentation or breach of warranty made to the Bank express or implied has occurred;

(2) all fees, costs and expenses due and payable under the Facilities or under any of the Security Documents shall have been fully paid and settled;

(3) no Event of Default and no event which with the expiry of a grace period, the giving of notice, the making of any determination under this Offer Letter or security documents or lapse of time would constitute an Event of Default shall have occurred or is continuing;

(4) the Bank shall have received all documents, opinions, certificates, or evidence of authorisations as it shall require;

(5) the utilisation will not result in the facility limit to be exceeded;

(6) the Bank shall have received audited accounts June 2019 latest by 31 December 2019, which must denote a profitable underlying business, with EBITDA generation of not less than RM688,000.

The conditions precedent are for the sole benefit of the Bank, who may waive their compliance without prejudice to its rights herein or in any Security Document.

Waiver shall not preclude us from demanding that any waived provision be complied with or remedied subsequently. Waiver of a condition precedent shall not mean waiver of any other condition precedent or term.

Additional Conditions:

(1) The assets must be insured with a comprehensive insurance coverage through the Bank's panel insurer.

(2) Maximum margin of financing of 90% based on the actual conversion price per supplier /manufacturer's invoices or RM3,000,000 whichever is lower.

Revision/Cancellation of Facilities:

Please note that the Facilities may be revised and/or cancelled by the Bank in its absolute discretion through cancellation of unutilised limits and/or early settlement requested by the Bank, without discharging any of the Customer's liabilities in respect of the same, and the revision/cancellation shall take effect upon notice to the Customer or upon the effective date stated in the notice to the Customer.

[end of Part C]

Customer's Acknowledgment/Acceptance

To : HSBC AMANAH MALAYSIA BERHAD (Company No. 807705-X)

We have viewed the foregoing terms of this Offer Letter including the Schedule and Annexures and agree to the terms thereto.

For Trust Receipt-i :

(a) We irrevocably appoint and authorise the Bank as our sole and exclusive agent ("Murabahah Agent"):
  (i) to buy on our behalf, after completion of all applicable documentation and fulfilment of all conditions precedent for the Facility to the Bank's satisfaction, Shariah compliant commodities from the Bank (as Vendor) at the applicable Deferred Sale Price on deferred payment terms; and
  (ii) if we do not request to take physical delivery of the Shariah compliant commodities, to immediately sell our entire Shariah compliant commodities on our behalf at a price equal to the applicable Bank's Cost Price for the commodities on immediate payment terms. I/We irrevocably consent to the Bank (acting as principal, not in its capacity as the Murabahah Agent, trustee, agent or in any other capacity for the benefit of the Customer) retaining the proceeds of such sale prior to the disbursement of such proceeds in accordance with the purpose of the Facility. Notwithstanding anything contained in this Offer Letter and the Murabahah Contract, the Bank may, at any time, at its discretion without notice, apply any of such undisbursed proceeds towards early satisfaction of the Deferred Sale Price and the Bank shall thereafter reduce the Deferred Sale Price accordingly. I/We acknowledge that I/We shall have no right to the undisbursed proceeds and shall not be able to utilise the Facility until fulfilment of all conditions precedent to the satisfaction of the Bank.

(b) We agree that we shall not revoke this appointment of the Murabahah Agent as long as the Trust Receipt-i remains available to us. The appointment of the Murabahah Agent shall be terminated once the Trust Receipt-i are settled in full or terminated and all obligations under this wakalah (agency) contract are fulfilled.

(c) If we intend to take physical delivery of the Shariah compliant commodities purchased, we shall ensure that:
  (i) We have the necessary licences, permits, approvals and consents to take delivery of, as well as to sell the Shariah compliant commodities through Bursa Suq Al-Sila' (or such other commodities exchange) in accordance with the applicable laws and regulations;
  (ii) Our request to take delivery of the Shariah compliant commodities is communicated to you as my/our Murabahah Agent on the date of accepting this Offer Letter; and
  (iii) all costs associated with the physical delivery of the Shariah compliant commodities shall be borne solely by ourselves.

(d) All the actions of the Murabahah Agent on our behalf shall remain binding on us and not be affected by any event taking place which may have the effect of revoking this appointment unless the Murabahah Agent has actual knowledge of such event.

(e) In consideration of the Bank acting as our Murabahah Agent, we shall indemnify the Bank against all actions, claims, demands, liabilities, losses, damages, costs and expenses of whatever nature which the Bank may sustain or incur as a result of acting as our Murabahah Agent except in the event of misconduct, negligence or breach of specified terms on the part of the Bank. This indemnity shall continue in spite of the termination of the Bank's agency.

(f) We agree that the Bank may undertake the role as Murabahah Agent for more than one customer and will execute the role as Murabahah Agent for each customer independently. For clarification, the Bank as my/our Murabahah Agent may purchase and sell the Shariah compliant commodities on an aggregate basis.

We acknowledge that notwithstanding anything to the contrary herein contained and whether it is prior to the time for annual review the Facilities may be reviewed at any time and are subject to the Bank's overriding right of suspension, withdrawal and acceleration of payment on demand, as well as the right to call for cash cover or other acceptable security on demand (which shall be in addition, and not subject to, any similar right stipulated for any of the Facilities). Nothing contained in this Offer Letter shall be deemed to impose on the Bank any obligation to make or to continue to make available the Facilities or any advances thereunder to us. We also acknowledge that if the Facilities comprise Cash Line-i and it is terminated, we shall be obliged to immediately fund our current account with sufficient funds to meet any un-presented cheques still in circulation and the Bank is under no obligation whatsoever to issue any notices or requests to us to do so. Any failure on our part to do so will entitle the

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Bank to refuse payment on such cheques, for which the Bank shall not be liable to us in any way whatsoever.

We confirm and warrant that we shall, at all material times, be in compliance with the Foreign Exchange Administration Rules and/or other applicable rules and regulations (collectively, "the Rules") that may be relevant for purpose of, or incidental to, the granting and utilization of the Facilities. We undertake to register with, and/or obtain the approval of, Bank Negara Malaysia and/or the appropriate authority or regulator within such time frame as may be required by the Rules, where applicable, and to furnish the required document(s) evidencing compliance of the same to the Bank immediately thereafter.

We further agree that this Offer Letter embodies in writing all the terms for the Facilities to be granted to us and hereby confirm that any warranties, promises, representations or collateral agreements that may have been made to us, orally or otherwise by you in the course of the pre-contractual negotiations which have not now been included in this Offer Letter shall hereafter be deemed to have lapsed and not legally binding upon you nor shall it be raised as a defence or to support any claim by us in any legal proceedings.

We are responsible for assessing the terms in this Offer Letter and shall seek our own independent legal and/or Shariah advice on them. We have made own investigation into and am/are satisfied that the Facilities granted or to be granted to us are in conformity with the Shariah principles stated in this Offer Letter and that all necessary action to confirm that the Facilities are Shariah compliant has been taken including to consult independent Shariah adviser at our own cost if we so choose.

We acknowledge that we will be opening and/or maintaining our main working capital / operating account with you.

If we decide to hedge any exposure related to the Facilities herein, we will first discuss with the Bank and give the Bank the opportunity to match any other offers.

In consideration of the Bank granting and continues to make available the Facilities to me/us, I/We shall grant the Bank a right of first refusal to offer the following Shariah compliant solutions to me/us and my/our group of companies ("**Customer Group**"): (a) credit and trade facilities, (b) structured and investment banking products and services (e.g. debt or equity market services, corporate finance and mergers and acquisitions), (c) hedging services, (d) cash management & liquidity services, trade solutions and related services (Item (a) to (d) are known as "**Future Services**" which are related directly or indirectly to the Facilities) and the Bank shall also be given the final right to match the terms and conditions offered by other bank(s) in relation to the Future Services, and I/we shall accept the Future Services from the Bank if the Bank is willing to match such terms and conditions.

To : HSBC BANK MALAYSIA BERHAD (Company No. 127776-V)

Debiting of Accounts with HSBC Bank Malaysia Berhad

If we have current or deposit account(s) with HSBC Bank Malaysia Berhad ("HBMB"), we irrevocably authorise HBMB to debit our HBMB account(s) and pay such proceeds (excluding any accrued interest portion) to the Bank for any amount due from us to the Bank hereunder even if such debiting causes an overdrawn position or any existing overdraft limit to be exceeded due to insufficient funds in our HBMB account(s), and we agree to bear the financial consequences of such overdrawing or excess according to the terms and conditions imposed by HBMB. We acknowledge that the manner of debiting shall be in accordance with HBMB's Generic Terms & Conditions applicable to the relevant account.

Agreed and accepted by:

....

Authorised Signatory(ies)

Date: ....

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ANNEXURE I

SPECIFIC TERMS APPLICABLE TO SPECIFIC FACILITIES
(an integral part of the Offer Letter)

DOCUMENTARY CREDIT-i

Product Concept:	To facilitate Imports/Local Purchases, Documentary Credit-i can be issued based on *Wakalah (Agency)* or *Kafalah (Guarantee)*. *Wakalah* The Customer shall place with the Bank a deposit of 110% of the raw materials/trading goods value or such other amount as notified by the Bank required for purchase of the raw materials/trading goods ("Marginal Deposit"). Under this arrangement, the Bank is appointed as the Customer's agent to settle the price for the required raw materials/trading goods from the Marginal deposit on the Customer's behalf. The Bank issues the Documentary Credit-i for the amount equivalent to the purchase price of the raw materials/trading goods and pays the proceeds of the same to the supplier or the negotiating bank. Documents of title shall be released to the Customer. Fees and commission are charged for issuance of the Documentary Credit-i. The Bank's appointment as the Customer's agent to settle the price from the Marginal Deposit for the required raw materials/trading goods is solely for the purpose of issuance of the Documentary Credit-i. The Bank shall not have any other obligations to the Customer arising from the relationship of agent and principal. The Bank may at its discretion, decline to act as the Customer's agent to make imports or purchases under the Facility from any supplier which is considered unacceptable to the Bank and/or enter transactions which do not meet the Bank's operational requirements in respect of the Facility. *Kafalah (Guarantee)* Under this arrangement, the Bank provides a written undertaking on behalf of the Customer to the Seller (beneficiary of the Documentary Credit-i) that payment will be made for the goods or services supplied by the seller provided that all terms and conditions are complied with by issuance of the Documentary Credit-i in favour of the beneficiary. Fees and commission are charged for issuance of the Documentary Credit-i.
Wakalah Documentary Credit-i:	Marginal Deposit required is 110% of the raw materials/trading goods value or such other amount as notified by the Bank.
Kafalah Documentary Credit-i:	Marked against Facility.
Cash Margin:	This Facility is subject to the Bank's right to call for cash margin on demand for prospective and contingent liabilities under the Documentary Credit-i issued/to be issued by the Bank.
Shipping Guarantee:	Applications for shipping guarantee for release of the raw materials/trading goods under Documentary Credit-i issued by the Bank must be made to the Bank.

TRUST RECEIPT-i

Product Concept:	Imports/Local Purchases (acceptable to the Bank) under Documentary Credit, Documentary Credit-i or Inward Bills for Collections-i will be financed based on *Commodity Murabahah (Sale of Commodity On Cost Plus Profit Basis)*. In facilitating facility utilisation by the Customer, applicable Murabahah contract(s) will be entered into as follows:-

(a) After completion of all applicable documentation and fulfilment of all conditions precedent for the Facility to the Bank's satisfaction, the Bank (as Vendor) shall offer to sell Shariah compliant commodities to the Customer (as Purchaser) at the Deferred Sale Price on deferred payment terms via a Murabahah contract.

(b) The Bank (as Murabahah Agent) shall accept the Murabahah contract on the Customer's behalf. The Murabahah contract shall be concluded upon execution by the Bank (as Murabahah Agent), upon which the ownership of such Shariah compliant commodities shall be transferred from the Bank (as Vendor) to the Customer (as Purchaser) and the Customer shall be deemed to have constructive possession of such Shariah compliant commodities and shall be irrevocable.

(c) The Shariah compliant commodities under the Murabahah contract shall be purchased by the Customer on an "as is where is" basis, without any representations or warranties from the Bank as to quality, condition and description, and without liability on the part of the Bank for any loss, damage or deterioration except in the event of misconduct, negligence or breach of specified terms on the part of the Bank.

(d) Immediately after the conclusion of the Murabahah contract, the Bank (as Murabahah Agent of the Customer acting as Vendor) shall sell the Shariah compliant commodities at a price equal to the Bank's Cost Price on immediate payment terms. The proceeds shall be held by the Bank for the Customer's utilisation in accordance with the purpose of the Facility.

Commodity: Any Shariah compliant commodities such as, non-precious metals (gold and silver are specifically excluded) or other commodities traded on the Bursa Suq Al-Sila' (of Bursa Malaysia), the London Metal Exchange or such other commodities exchanges as agreed between the parties.

Imports/Local Purchases (acceptable to the Bank): Shariah compliant raw materials/trading goods of saleable value/services which are imported/purchased in relation to the Customer's business.
The Bank may at its discretion, instruct the Customer to make imports or purchases under the Facility from a pre-specified list of suppliers, and/or instruct the Customer not to deal with any supplier which is considered unacceptable to the Bank and/or not to enter transactions which do not meet the Bank's operational requirements in respect of the Facility.

Ibra' (Rebate): The Bank shall, subject to the Customer's compliance of all terms and conditions, grant a rebate to the Customer in respect of:-

(a) the Contracted Profit to ensure that the Customer pays the Effective Profit at all times;

(b) the Contracted Profit when the Facility is not fully utilised, to ensure that the Customer pays Effective Profit at all times on the utilised portion of the Facility; and

(c) any early settlement of the Deferred Sale Price (either at the Customer's request or Early Call by the Bank) equal to unearned Effective Profit for the period after early settlement date to end of Facility Tenor.

Total rebate is the total of the following calculation on a daily basis:-

$$\text{Daily rebate} = \frac{[\text{Utilised Amount} \times (\text{CPR} - \text{EPR})] + [\text{Unutilised Amount} \times \text{CPR}]}{{}^{*}360 \text{ or } 365}$$

**either a year of 360 days or 365 days, depending on the market practice for the currency (and as may be adjusted in case of a leap year).*

For avoidance of doubt, any early settlement of the Deferred Sale Price at any time before the end of the Facility Tenor shall be subject to actual charges and expenses incurred by the Bank

Documentation:

(a) Murabahah contract(s)

(b) Application form(s) and other documents as required by the Bank.

Murabahah Where so authorised by the Customer, the Bank agrees to act as the

Agent:	Customer's agent to purchase and sell Shariah compliant commodities under the Murabahah contract(s) on the Customer's behalf to facilitate facility utilisation.

INDUSTRIAL HIRE PURCHASE-i LINE

Product Concept: The Industrial Hire Purchase-i Line is made available to the Customer by the Bank under Al-Ijarah Thumma Al-Bai (Hire Purchase).

Each utilisation of this Facility is intended to be documented as follows:-

(a) The Customer gives its undertaking (wa'ad) to hire and take delivery of the asset after the Bank has acquired the asset.

(b) The Customer as vendor will sell to the Bank as purchaser its asset under an Asset Purchase Agreement.

(c) On or after completion of the Asset Purchase Agreement, the Bank (as owner) will enter into a Hire Purchase-i Contract to be signed with the Customer (as hirer) for the hire of the asset. Each Hire Purchase-i Contract is a fixed term contract subject to its terms and the terms and conditions of this Facilities Offer Letter.

(d) At the same time as executing the Hire Purchase-i Contract, the Customer will give its undertaking (wa'ad) to purchase the asset following an event of default by the Customer or breach of terms and conditions of the undertaking (wa'ad) by the Customer. The Bank will also give an undertaking (wa'ad) to sell the asset to the Customer at the expiry or termination of the Hire Purchase-i Contract provided the Customer's undertaking to purchase the asset has not been enforced.

(e) At the expiry or termination of the Hire Purchase-i Contract, the Bank will, if the Customer's undertaking to purchase the asset has not been enforced, sell the asset to the Customer under an Asset Disposal Agreement at a nominal charge. Upon completion of the Asset Disposal Agreement, the Customer will own the asset.

Utilisation: The Facility limit available for utilisation shall be automatically reduced with each Hire Purchase-i Contract entered into and expiry of a Hire Purchase-i Contract does not increase the Facility limit for reutilisation.

Hiring Commencement Date: The date the asset is accepted by the Customer; or where the asset is delivered in several instalments or parts, the date of acceptance by the Customer of the last instalment or part.

Hire Rental Computation: The Hire Rental shall be computed as follows:-

$$PMT = \frac{PRC\{1 + (r \times N)\}}{12N}$$

where,
PMT= Hire Rental
PRC = Bank's Purchase Price (Principal)
N= Term of Hire (in years)
r= Hire Rental Rate per annum (in decimals)

The Total Hire Rental shall be payable unconditionally in the manner stated in the Hire Purchase-i Contract, without any deduction, counterclaim, set-off, notice or demand.

Prepaid Hire Rental (non-return generating): The amount of Prepaid Hire Rental as stated in the Hire Purchase-i Contract shall be paid by the Customer upon the signing of the Hire Purchase-i Contract and retained by the Bank as security for the due observance and performance by the Customer of the terms and conditions of the Hire Purchase-i Contract, without any obligation on the part of the Bank to invest the same, and shall be

W

applied in the manner stated in the Hire Purchase-i Contract. The Prepaid Hire Rental may be used by the Bank to early settle the Facility.

Capital and Operating Expenditure:

(a) "**Capital Expenditure**" in respect to any asset means all maintenance, repair and other expenses other than Operating Expenditure incurred in the course of owning the asset, including but not limited to registration fees, takaful contributions and Valuer's fees (hereinafter defined). The Capital Expenditure in respect of the asset under the Hire Purchase-i Contracts shall be borne by the Bank as the Owner of the asset.

(b) "**Operating Expenditure**" in respect to any asset means all expenses for manufacturer recommended preventive maintenance and repair expenses incurred in the course of using the asset, including but not limited to delivery and installation charges. The Operating Expenditure in respect of the asset under the Hire Purchase-i Contracts shall be borne by the Customer as Hirer and user of the asset.

(c) At the Customer's request, the Bank appoints the Customer as its agent in respect of the maintenance, repair, takaful coverage and valuation of the asset under the Hire Purchase-i Contracts, and pursuant thereto, the Customer shall be responsible to carry out all maintenance, repair works and procurement of appropriate takaful coverage and valuation for the asset and the Customer is entitled to claim the Capital Expenditure from the Bank, provided that the Capital Expenditure which is claimed by the Customer from the Bank is not due to the negligence or fault of the Customer.

(d) The Customer hereby agrees that if the Customer claims the Capital Expenditure from the Bank, the Bank is entitled to impose additional Hire Rental of an amount equal to the said Capital Expenditure claimed, and the payment of the additional Hire Rental by the Customer and the payment of the said Capital Expenditure by the Bank shall be effected by way of set-off.

Indemnity:

The Customer undertakes to indemnify the Bank against all actions, claims, demands, suits, proceedings, losses, liabilities, damages, penalties, costs, fees, disbursements and expenses of whatsoever kind or nature and howsoever arising including those arising in contract, tort, third party actions or by strict liability or otherwise:-

(a) which the Bank may sustain or incur as a consequence of any default by the Customer in the performance of its obligations under this Facility and the Hire Purchase-i Contracts including failing to complete the Term of Hire;

(b) which the Bank may suffer as a result of the Customer refusing to sign the Hire Purchase-i Contract for the asset after the Bank has paid the Bank's Purchase Price for the said asset;

(c) which the Bank may suffer as a result (directly or consequently) of any default in punctual payment by the Customer of any monies due under this Facility and the Hire Purchase-i Contracts;

(d) which the Bank may sustain in connection with any asset under the Hire Purchase-i Contracts due to the Customer's negligence, if third party actions are commenced against the Bank; and/or

(e) which may be made against the Bank by reason of any losses, injury or damage suffered by any person from the presence and/or use of the asset while under the Customer's control.

Exclusions:

(a) Any liability which the Bank might otherwise incur and any right or immunity the Customer might otherwise possess in respect of any conditions, warranties, or representations, relating to the condition of any asset or its

merchantable quality or suitability or fitness for a particular purpose or any purpose for which it is or may be required whether express or implied and whether arising under the Hire Purchase-i Contracts or under any prior agreement or in oral or written statements made by or on behalf of any person in the course of negotiations in which the Customer or its representative may have been concerned prior to the Hire Purchase-i Contracts is hereby excluded.

(b) No liability shall attach to the Bank either in contract or in tort for loss, injury or damage sustained by the Customer or by any third parties by reason of any latent or apparent defect in any asset under the Hire Purchase-i Contracts and the Bank shall not be liable to indemnify the Customer in respect of any claim made against the Customer by any third parties for any such loss, injury or damage.

(c) The Bank shall not be responsible or liable for any delay in delivery or non-delivery by the supplier/manufacturer of any asset under the Hire Purchase-i Contracts.

(d) In the event that the Customer cannot make any claim against the supplier/manufacturer of any asset under the Hire Purchase-i Contracts in respect to its condition, quality, fitness or suitability other than through the Bank, the Customer shall inform the Bank by written notice. The Bank will at the Customer's expense and cost take such action as reasonably required by the Customer in the Bank's name against the supplier/manufacturer provided that:-

(i) the Customer shall first have deposited with the Bank such amount as the Bank may deem sufficient to cover all costs, charges and expenses (including legal costs on a full indemnity basis) for and in respect of any such steps or proceedings to be taken by the Bank at the Customer's request;

(ii) the Customer shall indemnify and keep the Bank fully indemnified against all costs, charges and expenses (including legal costs on a full indemnity basis) which the Bank may incur in respect of any such steps and proceedings; and

(iii) the Customer's liability to pay Hire Rental under this Offer Letter and the Hire Purchase-i Contracts shall remain unaffected by the commencement, termination or outcome of any such steps or proceedings against the supplier/manufacturer of any such asset.

Customer's Undertaking (Wa'ad)

The Customer undertakes to the Bank that on acquisition of the asset by the Bank, it shall hire the asset under a Hire Purchase-i Contract and take delivery of the asset. The Customer acknowledges that it is solely responsible for selecting the asset and warrants that it will examine the asset as to the condition, size, design, capacity, quantity, specifications and its suitability for its purposes. The Customer shall be responsible to arrange for and obtain delivery of the asset to its premises at its own cost and expense. If there is a breach of the Customer's undertaking herein, the Customer shall be liable to the Bank for the costs of repossession of and costs incurred in the sale of the asset by the Bank to a third party plus the difference between the sale price of the asset to the third party and the outstanding principal, i.e. the purchase price of the asset paid by the Bank which remains unpaid by the Customer and currently outstanding less any rebate (if applicable).

Customer's Covenants:

The Customer shall throughout the Term of Hire for each asset under the Hire Purchase-i Contracts:-

(a) punctually pay all Hire Rentals payable under the Hire Purchase-i Contracts;

(b) keep each asset in good and serviceable repair and condition and replace all

missing, damaged or broken parts with parts of equal quality and value provided that the Customer shall not create or allow to be created any lien upon any such asset for repairs or otherwise and the Customer shall notify all persons concerned of this prohibition. The Bank advises the Customer to obtain takaful cover;

(c) follow the manufacturer's recommendation as to use, service and preventive maintenance of each asset and ensure that each asset is operated in a skilful and proper manner by competent persons;

(d) punctually pay all registration fees, charges, rates, taxes, and other outgoings payable in respect of the use of each asset or in respect of premises in which each asset is located and produce to the Bank on demand the latest receipts for all such payments and in the event of the Customer defaulting under this sub-clause the Bank shall be at liberty to make all or any of such payments and the Bank shall be entitled to recover the amount thereof from the Customer;

(e) comply with all statutes, rules, regulations and instructions of the relevant authorities in connection with the use of each asset and indemnify the Bank against any claims and costs whatsoever arising out of the use, operation or location of each asset;

(f) permit the Bank and any person authorised by the Bank at all reasonable times to enter upon the premises in which each asset is for the time being located for the purpose of inspecting and examining the condition of each asset, and if the Bank shall so desire to have the same valued by a valuer selected by the Bank ("**Valuer**");

(g) keep each asset at all times in the Customer's possession and control, and not remove the same from the premises stated in the Hire Purchase-i Contracts without the Bank's prior written consent;

(h) notify the Bank of any change in the Customer's address and/or the premises in which each asset is kept and upon the Bank's request to promptly inform the Bank of the whereabouts of each asset;

(i) obtain all necessary licences, permits and permissions for the use of each asset and not use any of the asset or permit usage of the same contrary to law, regulations or by-laws for the time being in force;

(j) in so far as any of the asset is attached to any land or building the Customer shall:-

   (i) ensure that each asset can be affixed to and removed without material injury to the said land or building and shall indemnify the Bank against any claim made in respect of such damage, whether such affixing or removal be effected by the Bank or the Customer;

   (ii) punctually pay all rents and other outgoings payable in respect of the premises where each asset may be located;

   (iii) produce to the Bank on demand the latest receipts in respect of all rents and other outgoings paid in respect of such premises;

   (iv) at the Bank's request produce a written acknowledgement from the landlord of such premises that the asset is the Bank's property and that the landlord agrees not to treat the asset as a fixture or fitting forming a part of such immovable property;

   (v) take or cause to be taken all such steps as are necessary to prevent title to any such asset from passing to the landlord or any person who is a chargee/debenture holder over the landlord's assets or over the Customer's assets;

(k) in addition, where any of the asset is a motor vehicle within the purview of the Road Transport Act 1987:-

   (i) obtain the Bank's written consent before changing the registration centre

of any such asset;

(ii) ensure that any such asset is not taken or sent out of Malaysia;

(l) inform the Bank immediately if any of the asset is the subject matter of any litigation, legal execution, distraints or lien by any person and bear all costs and expenses (including legal costs on a full indemnity basis) to have any such asset released therefrom;

(m) immediately give notice to the Bank of the happening of any material loss or damage to any of the asset;

(n) if required by the Bank, allow the Bank to indicate the Bank's ownership on each asset, and in the event that the Bank instructs the Customer to affix labels, plates or other markings on each asset to indicate such ownership, the Customer shall forthwith follow such instructions;

(o) pay to the Bank all expenses (including legal costs on a full indemnity basis) incurred by or on behalf of the Bank in ascertaining the whereabouts, or taking possession of, preserving and storing any such asset and of any legal proceedings by or on behalf of the Bank to enforce the provisions of this Offer Letter and the Hire Purchase-i Contracts; and

(p) not to utilise any asset at any time(i) for any illegal or immoral purpose; or (ii) for any business primarily involving gambling or gaming; the manufacture or sale of pork, alchohol and/or tobacco; the provision of non-Islamic financial services, insurance and/or stockbroking; or entertainment activities that are non-permissible according to Shariah.

Loss Of and Damage To Asset :

(a) The Customer shall, from the date of signing the Hire Purchase-i Contracts, indemnify the Bank against loss of or damage to each asset or any part thereof including legal forfeiture, due to the Customer's negligence. This liability of the Customer shall subsist independently and shall not be affected by recovery of any takaful proceeds unless and until the Customer has paid the stipulated loss value in accordance with sub-clause (b) of this clause.

(b) In the event that any asset under the Hire Purchase-i Contracts or any part thereof is stolen, destroyed, indefinitely detained, confiscated or lost due to the Customer's misconduct, negligence or breach of specified terms, the Customer shall pay to the Bank by way of agreed liquidated damages an amount equal to the unpaid balance of the unpaid outstanding principal, i.e. the purchase price of the asset paid by the Bank which remains unpaid by the Customer and currently outstanding plus all other losses incurred by the Bank as specified under the heading "Indemnity" above plus all costs and expenses (including all legal and other expenses on a full indemnity basis) incurred by the Bank arising from the loss of the asset.

(c) The Hirer acknowledges that it shall be liable for any loss, damage or impairment of any asset under the Hire Purchase-i Contracts unless it proves that there is no misconduct, negligence or breach of specified terms by the Customer that resulted in the loss or impairment of the asset. Where it has so proved, the Bank or the person who caused such impairment shall be responsible for restoring the usufruct of the asset.

Prohibition of Sale And Other Transactions by Customer:

The Customer shall not:-

(a) sell, assign, sub-let, pledge, mortgage, charge, encumber, or part with possession or otherwise deal with any asset under the Hire Purchase-i Contracts or any part thereof or any interest therein nor create nor allow to be created any lien on such asset whether for repairs or otherwise and in the event of the Customer's breach of this sub-clause, the Bank shall be entitled (but shall not be bound) without prejudice to any of its other rights or remedies, to pay to any third party such sum as is necessary to procure the release of such asset from any charge, encumbrance or lien and shall be entitled to recover such sum from the Customer forthwith;

	(b) sell, mortgage, charge, demise, sub-let or otherwise dispose of any land or building on or in which any of the asset under the Hire Purchase-i Contracts is kept or enter into any agreement to do any of the aforesaid things without giving to the Bank at least one (1) month's prior written notice and the Customer shall in any event procure that such sale, mortgage, charge, demise, sub-lease or other disposition as the case may be does not include any such asset and is made subject to the Bank's right to repossess any such asset at any time (whether or not the same or any part thereof shall become affixed to the said land or building) and for that purpose to enter upon such land or building and sever any such asset therefrom.
Early Completion by Customer:	The Customer may exercise the Purchase Option before the expiry of the Term of Hire for the relevant asset under the Hire Purchase-i Contracts, after giving thirty (30) days' written notice to the Bank. Upon such early exercise of the Purchase Option, the Customer shall pay to the Bank the unpaid outstanding principal, i.e. the purchase price of the asset paid by the Bank which remains unpaid by the Customer and currently outstanding less any rebate (if applicable) plus all other sums payable under the relevant Hire Purchase-i Contract.
Bank's Undertaking to Sell the Asset to Customer	The Bank will undertake (wa'ad) to sell the asset to the Customer provided the Customer's undertaking to purchase the Asset has not been exercised: (a) at the unpaid outstanding principal, i.e. the purchase price of the asset paid by the Bank which remains unpaid by the Customer and currently outstanding less any rebate (if applicable) plus all other sums payable under the relevant Hire Purchase-i Contract if the Customer exercises the Purchase Option early; or (b) at a nominal charge at the end of the Term of Hire.
Asset To Remain Bank's Property:	Nothing in this Offer Letter and the Hire Purchase-i Contracts shall confer on the Customer any right or property or interest in or to the asset which shall remain the Bank's property and the Customer shall have no right or interest therein otherwise than as a bailee.
Dissolution or Completion of the Hire Purchase-i Contract	The relevant Hire Purchase-i Contracts shall dissolve upon the occurrence of any of the following circumstances: (a) mutual agreement between the parties to terminate the Hire Purchase-i Contract; or (b) the Bank or the Customer exercises its option to terminate within the Term of Hire. The Hire Purchase-i Contract is completed upon expiry of the Term of Hire and receipt of all Hire Rentals and any other obligations by the Bank.
Supplier / Manufacturer Not Bank's Agent:	No seller, supplier, manufacturer or dealer through whom or by whom the asset was supplied nor any person in the employ of any such seller, supplier, manufacturer or dealer is or is to be deemed the agent of or acting on behalf of the Bank for any purpose and no liability is to be attached to the Bank for any conditions, warranties or representations made or alleged to be made by such seller, supplier, manufacturer or dealer or person in the employ of such seller, supplier, manufacturer or dealer.
Documentation:	(a) Separate Hire Purchase-i Contract(s) for each utilisation of the Facility. (b) Original documents evidencing ownership to each asset (e.g. invoice, bill of sale etc) and proof of payment of the differential sum between the original cost of the asset and the Bank's Purchase Price. The invoice from the supplier/manufacturer must state the original cost of the asset and the differential sum. (c) Asset Purchase Agreement for sale of the asset to the Bank (if documents evidencing ownership are not in the Bank's name).

(d) Import documents endorsed in the Bank's name or in the joint names of the Bank and the Customer (if applicable).

(e) Certificate of Receipt, Inspection and Acceptance as acknowledgment of delivery and inspection/acceptance of the asset. Used asset shall be subject to the Bank's satisfactory inspection, the expenses of which shall be borne by the Customer.

(f) Endorsement of the Bank's ownership claim on the registration card, where asset is a vehicle.

(g) Other documents as required by the Bank.

Additional Conditions Precedent:

(a) Waiver Letter from the Landlord (if any asset is to be affixed to rented/leased premises), failing which Notification Letter to be sent to the Landlord.

(b) Waiver Letter from the Chargee/Debenture Holder of the premises (if any asset is to be affixed to premises subject to charge/debenture), failing which Notification Letter to be sent to the Chargee/Debenture Holder.

(c) Waiver Letter from financial institution(s) holding a Debenture from the Customer.

(d) Consent Letter from financial institution(s) holding a Negative Pledge from the Customer (if the Negative Pledge contains a restriction against sale of assets and the Bank needs to enter into an Asset Purchase Agreement for the purpose of the Hire Purchase-i Contract).

[end of Annexure I]

ANNEXURE II

GENERAL TERMS APPLICABLE TO ALL FACILITIES
(an integral part of the Offer Letter)

Events of Default

"Events of Default" shall refer to the following events of default, the additional events of default listed below (as applicable) and any other events of default stated in the security documents. If there are circumstances likely to lead to Events of Default due to irregularities in the Customer's financial affairs or the Customer's inability to meet the Customer's indebtedness to the Bank, it would be prudent for the Customer to contact the Bank for an early appraisal of the Customer's commitment.

Without prejudice to the Bank's customary overriding right of acceleration of payment on demand, the Facilities may be immediately suspended or terminated and all sums (including contingent sums) payable on demand in the event that:-

(a) the Customer defaults in the payment of any sum due under the Facilities (whether principal, profit, instalments, rentals, commission, fees or charges); or
(b) the Customer has given incomplete, misleading or incorrect material information to the Bank in relation to procuring the provision or continued provision of the Facilities, or the Customer's account is conducted in an unsatisfactory manner; or
(c) the Customer fails to observe or perform any of the Customer's covenants or obligations to the Bank contained herein or in the security documents; or
(d) any of the Customer's declarations, representations or warranties shall be untrue, incorrect or breached; or
(e) the Customer ceases or threatens to cease to carry on business or is unable to pay its debts or suspends payment thereof, or disposes or threatens to dispose of the whole or a substantial part of its undertaking or assets; or
(f) the Customer enters into composition or arrangement with or for the benefit of its creditors, or commences a meeting for the purpose of making or proposing such composition or arrangement; or
(g) the Customer is bankrupt, or commits an act of bankruptcy/insolvency, or has a petition presented against it for bankruptcy/winding-up which is not withdrawn or terminated by an order of Court within a period of thirty (30) days of its presentment or the appointment of a judicial manager, nominee, trustee, receiver or similar official in respect of the Customer, or any of its assets or undertaking, or an order is made or resolution passed for the Customer's winding-up; or
(h) distress, execution or any form of action is levied, enforced or taken against any of the Customer's property or assets; or
(i) the Customer alleges that all or a material part of these terms or any security document have ceased to be of full force or effect, or for any reason any guarantee or security given to secure the Facilities shall be challenged, terminated or lapse or if the guarantor or security provider shall be in default under the terms of such guarantee or security or is wound up or commits any act of bankruptcy or similar; or
(j) the Customer, the guarantor or security provider is deceased or of unsound mind, or the Customer changes the composition of its partnership without informing or obtaining the prior written consent of the Bank; or
(k) any of the Customer's other indebtedness (whether incurred jointly or individually) to the Bank or to HSBC Bank Malaysia Berhad or any other third parties becomes capable of being accelerated in payment or declared due prematurely in accordance with the terms thereof by reason of the Customer's default or the Customer's failure to make payment(s) in respect thereof on the due dates or if due on demand when demanded or any security for such indebtedness becomes enforceable; or
(l) any of the guarantor's or security provider's indebtedness (whether incurred jointly or individually) to the Bank or to HSBC Bank Malaysia Berhad or any other third parties becomes capable of being accelerated in payment or declared due prematurely in accordance with the terms thereof by reason of default or failure to make any payment(s) in respect thereof on the due dates or if due on demand when demanded or any security for such indebtedness becomes enforceable; or
(m) where the purpose of the facility is to finance acquisition of property/equipment/goods, the Customer or any other party to the sale and purchase agreement commits or threatens to commit a breach of any term, stipulation, covenant or undertaking contained in such agreement, or if a petition is presented for the winding-up of the vendor of the property/equipment/goods being financed; or
(n) in the Bank's opinion, there is any change or threatened change in circumstances which materially

a

and adversely affect the Customer's business or financial condition or ability to perform its obligations under the Offer Letter or any other agreement with the Bank including, if the Customer is not a listed entity, any change or threatened change in the Customer's directors or shareholders, or if the Customer is a listed entity, any change or threatened change in the Customer's directors or single largest shareholder, or that of any guarantor's or security provider's ability to perform its obligations under any security document(s); or

(o) if, by reason of change(s) in applicable law, regulations or regulatory requirements, or in the interpretation or application thereof by any governmental or other authority charged with the administration thereof after the date of the Offer Letter, it shall become unlawful for the Bank to comply with its obligations herein or to continue to make available the Facilities; or

(p) if the Facilities or any part thereof are not utilised for the purpose(s) specified in the Offer Letter; or

(q) if one or more judgments or decrees shall be entered against the Customer and/or any security providers after the acceptance of the Offer Letter involving in the aggregate a liability (not paid or fully covered by takaful/insurance) of such quantum deemed significant by the Bank and all such judgments or decrees shall not have been vacated, discharged or stayed within thirty (30) days from the entry thereof; or

(r) if any of the Customer's properties or assets and/or that of any security provider shall be condemned, seized, appropriated or nationalised and such situation shall remain unremedied for more than sixty (60) days, or custody or control of such property or asset shall be assumed or retained for more than sixty (60) days by any person acting or purporting to act under the authority of the Government or any other authority or body, or the Customer and/or any security provider shall have been prevented by any such person for a period of more than sixty (60) days from exercising normal managerial control over all or any substantial part of such property or asset; or

(s) if the Customer, any security provider or a Related Corporation (as defined in the Companies Act 2016) is under investigation under Section 590 of the Companies Act 2016 (including any investigation commenced under Part IX of the Companies Act 1965) or any securities legislation and regulations in force, whether within or outside Malaysia from time to time.

Additional Events of Default Applicable To Industrial Hire Purchase-i Line

(a) if any takaful certificate in respect of any assets under the Industrial Hire Purchase-i Line is cancelled; or

(b) if the Customer shall abandon any assets under the Industrial Hire Purchase-i Line; or

(c) if the Customer intimates to the Bank, before the expiry of the Industrial Hire Purchase-i term for any assets that the Customer no longer wishes to continue with the Industrial Hire Purchase-i Line or the Hire Purchase-i Contracts thereunder for whatever reason.

Early Termination Event

(a) If in the Bank's opinion, circumstances have arisen which materially and adversely affect the reputation of, and/or otherwise bring negative publicity to, the Bank or HSBC Group, by reason of the provision or continued provision of the Facilities, the Bank is entitled to exit the Facilities and to require the Customer to fully pay and discharge all its outstanding obligations under the Facilities within such period of time as stated in the Bank's written notice to the Customer, failing which the Bank is entitled to call an event of default for non-payment by the Customer.

(b) If the Customer or a shareholder (whether direct or indirect, legal or beneficial) of the Customer is a company incorporated in a country that permits issuance of bearer shares, the Customer confirms and warrants that neither it nor such shareholder has issued any bearer shares and further undertakes that neither it nor such shareholder will issue or convert any of its shares or such shareholder's shares (as the case may be) to bearer form without the prior written consent of the Bank, otherwise the Bank is entitled to exit the Facilities and to require the Customer to fully pay and discharge all its outstanding obligations under the Facilities within such period of time as stated in the Bank's written notice to the Customer, failing which the Bank is entitled to call an event of default for non-payment by the Customer.

Bank's Specific Remedies for Industrial Hire Purchase-i Line

(a) On the occurrence of any of the Events of Default, any unutilised portion of the Industrial Hire Purchase-i Line shall be immediately cancelled, and the Bank may elect to terminate some or all of the Hire Purchase-i Contracts or affirm some or all of the Hire Purchase-i Contracts. If the Bank elects to terminate any of the Hire Purchase-i Contracts, the Customer shall no longer be in possession of the relevant assets with the Bank's consent and the Bank shall be entitled to:-

(i) repossession of the assets, and for this purpose, to enter upon any land or building on or in which the assets are or is believed by the Bank or its agents to be situated and if the assets or any part thereof are affixed to any land or building, the Bank shall be entitled to sever the same therefrom and the Customer shall be responsible for all damage caused to the land or building by such removal; or

(ii) require the Customer to deliver up the assets to the Bank at the Bank's address stated in the Hire Purchase-i Contracts or at such other address as the Bank may specify; or

(iii) enforce the Customer's undertaking to purchase the relevant assets at a price being the sum of the unpaid outstanding principal, i.e. the purchase price of the asset paid by the Bank which remains unpaid by the Customer and currently outstanding less rebate (if applicable) plus all other sums payable under the relevant Hire Purchase-i Contract.

(b) If the Bank elects to affirm any of the Hire Purchase-i Contracts, the outstanding principal, i.e. the purchase price of the asset paid by the Bank which remains unpaid by the Customer and currently outstanding less any rebate (if applicable) plus all other sums payable under the relevant Hire Purchase-i Contract shall be accelerated and become immediately due and payable by the Customer upon expiry of one (1) month from the date of the Bank's affirmation.

(c) The Customer irrevocably gives its consent to the Bank to lodge reports including police reports and place advertisements, including advertisements in any media, incorporating the Customer's personal particulars, and particulars of the relevant Hire Purchase-i Contracts arising from any difficulties that the Bank may experience in repossessing the assets and to disclose the Hire Purchase-i Contracts terminated by the Bank to buyers or potential buyers of the relevant assets.

(d) A statement in writing stating the amount of unpaid balance of the Total Hire Rentals payable by the Customer under the Hire Purchase-i Contracts and duly certified by the Bank or any authorised person thereof shall in the absence of manifest error be conclusive evidence against the Customer.

OTHER TERMS AND CONDITIONS

(a) **Availability**
Availability of the Facilities is subject to legal documentation having been completed to the satisfaction of the Bank. If security documentation cannot be perfected for any reason within 3 months of the acceptance date of the Offer Letter, the Bank reserves the right to withdraw the Facilities offered without further reference to the Customer. Unless specifically provided for, any part of the Facilities not drawn down within 12 months from the date hereof shall be automatically cancelled.

(b) **Fees and charges**
The Bank may, with prior notice to the Customer, charge a Facility Arrangement Fee. The Facility Arrangement Fee be paid before any Facilities is utilised and if remaining unpaid shall be debited without further notice to the Customer's current/disbursement/other account whether or not opened by the Bank for the purpose. For all other fees and charges, please refer to the Bank's standard Tariff and Charges (available for download at www.hsbcamanah.com.my) subject to variation from time to time. If there is any conflict between the said Tariff and Charges and any fees and charges specifically stated herein, the fees and charges specifically stated herein shall prevail. If the Customer is a "small and medium enterprise" within the National SME Development Council's definition, such fees and charges shall not apply to the Customer.

(c) **Legal expenses and other charges**
All stamp duty and solicitors' fees that are payable (assessed on a "solicitor and client" basis) incurred by the Bank:

- in connection with or incidental to the provision of the Facilities; and/or
- in its enforcement of its rights under any of the Facilities or any security provided;

shall be payable by the Customer.

a

Such amounts may be debited without prior notice to the Customer's current or other account(s) or a disbursement/suspense account opened by the Bank for the purpose.

(d) **Takaful for Assets under Industrial Hire Purchase-i Line (where applicable)**

The Customer shall as the Bank's agent, procure takaful coverage of assets under the Industrial Hire Purchase-i Line from the Bank's panel takaful providers or other takaful providers acceptable to the Bank for its full replacement value or its full coverable value under an all risks or comprehensive takaful cover against loss or damage by accident, fire, theft and other risks usually covered by takaful in the type of business for which the assets are being used for the time, with the Bank as loss payee. The asset shall be kept covered throughout the relevant Industrial Hire Purchase-i term.

The Customer shall do everything necessary to maintain the takaful certificate(s) in full effect and not do or permit or suffer to be done anything whereby the said certificate(s) may be prejudiced or vitiated.

If the Customer fails or neglects to cover or continue to cover the assets adequately, the Customer shall indemnify the Bank on demand for any loss suffered by the Bank (due to a total loss event or otherwise) as a result of such failure or negligence.

The original copy of the takaful certificate(s) and all future certificate(s) together with the contribution receipts are to be forwarded to the Bank upon issuance thereof. Interest in all existing and future takaful certificate(s) must be vested in the name of the Bank. The Customer acknowledges that the Bank is entitled to negotiate with the takaful providers on any claim under any takaful certificate(s) and to receive all monies payable under the said takaful certificate(s).

The Customer shall also ensure that the assets are not used unless there is in force in relation to the use of the assets by the Customer and all the Customer's agents or employees a takaful certificate / insurance policy in respect of injury to any third party or damage to the goods or property of any third party arising from the use of the assets and the Customer shall indemnify the Bank against any claim by any third party for such injury or damage.

(e) **Application of Takaful Proceeds for Assets under Industrial Hire Purchase-i Line (where applicable)**

(i) The Bank shall be entitled to retain all takaful proceeds payable or paid under any takaful certificate for the assets.

(ii) The Customer shall immediately notify the Bank as soon as an event covered by takaful arises and also assist the Bank to make a claim on the takaful providers immediately.

(iii) If any of the assets shall be damaged during the Industrial Hire Purchase-i term and in the opinion of the takaful providers it is economic that such damage be made good, all takaful proceeds shall be applied in making good the said damage.

(iv) If any of the assets shall be lost, stolen, destroyed, or damaged to such an extent as to be in the opinion of the takaful providers incapable of economic repair, the takaful proceeds shall, at the option of the Bank:

  (a) be applied so far as possible in replacing the assets with assets of similar type and quality in which event the replacement assets shall be held by the Customer under the relevant Industrial Hire Purchase-i Contract with any variations in the terms as may be necessary;

  (b) be applied by the Bank towards payments of the sums payable to the Bank in case of loss of and damage to the movable properties and any other sum payable by the Customer under the relevant facility documents provided that if the takaful proceeds paid to the Bank are insufficient for this purpose the amount of the deficiency shall forthwith be paid by the customer to the Bank and thereupon the relevant facility shall come to an end.

(f) **Payment of amounts due**

Payments shall be made in the currency in which the relevant amounts to be paid are incurred save where prescribed otherwise by regulation. Any amount received or recovered by the Bank in a currency other than the currency in which the amount to be paid is due, shall only discharge the sum due to the extent the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered such other currency on the date of receipt and the Customer shall indemnify the Bank against any cost, loss or liability incurred by the Bank as a result of any payments being made in a currency other than the currency in which the amount to be paid is due.

For failure to pay any amounts due to the Bank on the due dates, any amounts in foreign currency may be converted to ringgit at the prevailing exchange rate at the Bank's discretion without notice to the Customer.

(g) **Withholding or deduction**

All payments by the Customer under the Facilities are to be made in immediately available funds free and clear of and without any withholding or deduction for any and all present or future taxes, duties or other such levies.

If the Customer is compelled by law to make any such withholding or deductions the Customer will pay to the Bank such additional amounts required to enable the Bank to receive the amount which would be payable if no such withholding or deduction had been required.

The Customer shall provide the Bank with evidence that such taxes, duties or other such levies have been paid by forwarding the Bank official receipts within 30 days of payment.

(h) **Non-contravention of legislation prohibiting connected party financing**

Please note that applicable banking legislation has imposed certain prohibitions on the Bank providing banking facilities to persons related to the Bank's officers, directors or employees, and that of the holding company of the Bank's parent company, The Hong Kong and Shanghai Banking Corporation Limited (incorporated in Hong Kong SAR). These are Section 57 of the Islamic Financial Services Act 2013 ("IFSA") read with the Guidelines on Credit Transactions and Exposures with Connected Parties for Islamic Banks issued by Bank Negara Malaysia, and also Section 83 of the Banking Ordinance of Hong Kong SAR (collectively, the "Prohibitions").

In acknowledging/accepting the Offer Letter the Customer should, to the best of its knowledge advise the Bank whether the Customer is in any way connected to any of the Bank's officers, directors or employees, and/or the directors or employees of The Hong Kong and Shanghai Banking Corporation Limited within the meaning of the Prohibitions, and in the absence thereof, the Bank will assume that it is not so connected.

The Customer is required to immediately advise the Bank in writing if the Customer becomes aware that it has become so related or connected with the Bank or its holding company in future.

The Customer acknowledges that the Bank has the right to terminate the Facilities or accelerate payment of all sums due under the Facilities (including contingent sums) or require immediate payment of the Facilities in the event of any contravention of the said Prohibitions.

(Please note that for the purposes of the IFSA, "officer" encompasses "any employee of the financial institution" and that "director" and "officer" also includes a spouse, child or parent of a director or officer. The texts and summary clarifications of these Prohibitions will be made available upon request.)

(i) **Terms and conditions in other documentation**

- Other terms and conditions contained in the Bank's legal or security documentation executed or to be executed by the Customer shall apply.
- For avoidance of doubt, additional, modified, or other terms and conditions to those stated herein may be advised by the Bank's solicitors and may be contained in those other documents when formalising such documentation on the Bank's behalf.
- The Bank's: (i) Standard Tariffs and Charges; (ii) Standard Trade Terms (applicable to Bank Guarantee-i, Import and Export Lines and trade finance facilities), and (iii) Generic Terms &

Conditions (all of which are available at www.hsbcamanah.com.my or upon request) may also apply, as relevant as if incorporated as part of this Offer Letter.

- The Customer is to carefully read and understand all terms and should obtain independent legal advice thereto before signing.

(j) **Compensation (ta'widh) for late or default in payment**

The Bank shall have the right to be compensated for late or default in payment on the following rates, calculated on a daily basis:-

(i) at the rate of one per centum (1%) per annum on the overdue installments or outstanding balance (whichever is applicable) from the due date until date of full payment or until expiry of the financing tenure or until judgment date (whichever is earlier); and

(ii) at such rate per annum as determined by the Bank from time to time provided that such rate shall not at any time exceed the prevailing "IIMM-rate" (namely the daily weighted average overnight rate for Mudharabah interbank investment quoted in Malaysia's Islamic interbank money market) on the outstanding balance after expiry of the financing tenure or after judgment date (whichever is earlier) until date of full payment;

or by any other method approved by the Shariah Advisory Council of Bank Negara Malaysia and such late payment compensation shall not be compounded. The right to such late payment compensation shall not prejudice any of the Bank's other rights.

(k) **Priorities**

Subject to the provisions of the security documents (where applicable), if any amount received or recovered in respect of the Customer's liabilities hereunder or any part thereof is less than the amount then due, the Bank shall apply that amount to principal, profit, instalments, rentals, commission, fees or charges or any other amount then due and payable in such proportions and order of priority and generally in such manner as the Bank may determine.

(l) **Bankers' common law rights applicable**

The Bank may combine, consolidate or merge all or any of the Customer's accounts and may set off or transfer any sum outstanding to the credit of any such accounts with the Bank in or towards the satisfaction of any of the Customer's liabilities under the Facilities.

The Bank may also debit any of the Customer's accounts in respect of amounts payable under any security documents or security for the Facilities if the security party fails to make any required payments thereunder.

(m) **Conclusive evidence**

A certificate signed by an officer of the Bank as to any amount(s) payable hereunder shall be conclusive evidence save for manifest error.

(n) **Collection, processing and sharing of Customer information**

Clause 10 of the Bank's Generic Terms & Conditions ("GTC") (available at www.hsbcamanah.com.my or upon request) on "Collection, Processing and Sharing of Customer Information" shall apply and is incorporated herein, where all references to "Services" in GTC Clause 10 shall include "the Facilities" herein.

GTC Clause 10 is to be read together with GTC Clause 41 on "Definitions".

GTC Clause 10 and GTC Clause 41 may be amended from time to time in accordance with GTC Clause 7 on "Amendment of Terms & Conditions" and the prevailing version shall apply to the Customer.

(o) **Credit Reporting Agencies**

The Customer consents to:

(i) the Bank carrying out credit checks and obtaining credit reports and information from time to time on the business and/or the company and also on any guarantor and security provider; any shareholder (whether direct or indirect, legal or beneficial), director and officer of your company, a guarantor and/or a security provider; any partner or member of a partnership; any office-bearer; any signatory; and any other person and/or entity having a relationship to you that is relevant to your relationship with the Bank or any other member of HSBC Group (as applicable) (collectively, "**Data Subjects**") from any credit reporting

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agencies registered under the Credit Reporting Agencies Act 2010 (as listed on the Bank's website at www.hsbcamanah.com.my); and

(ii) the Credit Bureau Malaysia sourcing and retaining information on the business and/or the company and all Data Subjects from any available data source, and disclosing to the Bank any such information as may be requested by the Bank.

The Customer warrants that the Customer has been irrevocably authorised by the Data Subjects to give this consent on their behalf.

(p) **Notices**

- Any notice demand or request may be given by ordinary or registered post (not being AR registered post) sent to the Customer at its address herein stated or to the Customer's last known address and such notice shall be deemed to have been duly served three (3) days after it is posted notwithstanding that it is returned by the postal authorities undelivered.
- Notice as to fluctuation(s) of the Base Financing Rate, variation of Effective Profit Rate, instalments, rentals, commission, fees and all other bank charges may also be effected by a notification of the variation in the periodic statements furnished to the Customer from time to time or by way of an unsigned notice or letter produced by the Bank's computer or by way of advertisement in any newspaper or by notification at any of the Bank's premises or in such manner the Bank deem fit and such variation shall take effect from the date stipulated therein.
- Any notice to be given to the Bank shall be sent by registered post to the Bank's registered office and such notice shall only be received by the Bank when receipt is acknowledged by the Bank in writing.

(q) **Payments received in gross**

All monies received for the purpose of being applied in reduction of any monies owing to the Bank (whether from payments received or from the realisation of any security or otherwise) shall be treated as payments in gross and not as appropriated or attributed to any specific part or item of the monies owing to the Bank, even if appropriated thereto by any person otherwise purportedly entitled to so appropriate.

(r) **Suspense account**

In the advent of any liquidation or analogous thereto, any monies received by the Bank in respect of the Facilities or any security granted may be kept to the credit of a non-return bearing suspense account for such terms as the Bank deems fit without any obligation in the meantime to apply the same or any part thereof towards settlement of any liabilities due, and the Bank may prove for and agree to accept any distributions in respect of the whole or any part of such money and liabilities in the same manner as if no security had been created.

(s) **Remedies concurrent**

The Bank shall have the right to exercise any rights or remedies available to it under the Offer Letter, any security or otherwise (including pursuing any right of sale or possession) against the Customer or any party providing security for the Facilities concurrently or successively as it may consider appropriate.

(t) **Severability**

If any provision herein is or becomes prohibited or unenforceable by law or any applicable regulations, the remaining terms shall remain valid and enforceable and/or continue to be valid and enforceable in any other jurisdiction where the law provides that it is valid.

(u) **Exercise of remedies**

The Bank may exercise any right, power or remedy it may have, whether it is stated here or conferred upon it by law even after a delay.

All rights and powers of the Bank in law or equity are exercisable even if they overlap with any rights and powers in these terms.

If the Bank does not act when it is entitled to, that does not mean it:

- has agreed to the Customer's breach; or
- has given up its right; or
- is prevented from acting later.

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Where the Bank has expressly waived a default by the Customer, this shall not impair any right, power or remedy of the Bank for any of the Customer's other defaults, whether occurring prior or subsequent to the waiver.

(v) **Interpretation**

In relation to the Offer Letter, Schedules and the Annexures, unless the context otherwise requires:

- words denoting the singular number include the plural and vice versa and reference to any gender includes all genders;
- headings are for ease of reference only;
- references to "facility" shall mean a facility comprised within the Facilities;
- references to "the Bank" shall be to HSBC Amanah Malaysia Berhad;
- where the Customer comprises two (2) or more persons, whether in partnership or otherwise, references to "the Customer" shall be to all or to the firm as a whole, and to each person/partner individually, and liabilities and obligations shall be joint and several.

(w) **Governing law**

Except where expressly provided otherwise for any facility, the terms herein shall be governed by and interpreted in accordance with the laws of Malaysia and the parties agree that the Malaysian courts shall have non-exclusive jurisdiction. The parties irrevocably waive any assertion of forum non conveniens to resolution of dispute in the Malaysian courts.

(x) **Successors and assigns**

The Offer Letter shall be binding upon the Customer's heirs estate personal representatives and successors in title and on the successors in title and assigns of the Bank. The Customer shall not assign any of the Customer's rights or obligations hereunder. Unless expressly agreed otherwise by the Bank, the Bank may assign or transfer all or any part of the Bank's rights, benefits and/or obligations under the Offer Letter or in respect of any of the Facilities, and any security provided thereto, to any person by delivering to the Customer a notice in writing, or where required, by entry into more formal agreements (which the Customer hereby agrees to execute if so requested by the Bank). Such transfer shall take effect as from the effective date specified in the notice or agreement and the Bank shall thereafter be released from such rights, benefits and/or obligations.

(y) **Time is of the essence**

Time is of the essence but no failure or delay on the Bank's part to exercise any power, right or remedy hereunder shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any such power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy. The powers, rights and remedies hereby provided are cumulative and not exclusive of any powers, rights or remedies provided by law.

(z) **Cash margin**

The Facilities are subject to the Bank's right to call for cash margin on demand for prospective and contingent liabilities including under any documentary credits issued/ to be issued by the Bank.

(aa) **Debiting of accounts held with the Bank for financing under the Import/Export Line**

On the maturity date of each financing under the Import/Export Line, the Bank will debit the Customer's current account with the full amount due to the Bank in respect of each such financing, without reference to the Customer. The Bank reserves the right at its absolute discretion to debit the full amount of each financing before their respective maturity dates together with any bank charges from any of the Customer's accounts with the Bank without reference to the Customer.

(bb) **Amendments**

No amendment modification termination or waiver of any provision of the Offer Letter nor consent to any departure by the Customer therefrom shall be effective unless the same shall be in writing and signed or executed by the Bank and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given unless expressly stated otherwise in the written notice. No notice to or demand on the Customer in any case shall entitle the Customer to any other further notice or demand in similar or other circumstances.

(cc) **Resolutions of Bank's Shariah Committee and Shariah Advisory Council of Bank Negara**
The Customer shall be bound by any decision or conclusion related to Shariah matters pronounced or made by the Bank's Shariah Committee and/or by the Shariah Advisory Council established under Section 51 of the Central Bank of Malaysia Act 2009 and/or any related bodies for past, present and future agreements in respect of the Facilities.

(dd) **Financial Crime Risk Management Activity**
Clause 8 of the Bank's Generic Terms & Conditions ("GTC") (available at www.hsbcamanah.com.my or upon request) on "Financial Crime Risk Management Activity" shall apply and is incorporated herein, where all references to "Services" in GTC Clause 8 shall include "the Facilities" herein.
GTC Clause 8 is to be read together with GTC Clause 41 on "Definitions".
GTC Clause 8 and GTC Clause 41 may be amended from time to time in accordance with GTC Clause 7 on "Amendment of Terms & Conditions" and the prevailing version shall apply to the Customer.

The Customer also makes the following representations and warranties:

(i) Sanctions
None of the Customer, any of its subsidiaries, any director or officer or any employee, agent, or affiliate of the Customer or any of its subsidiaries is an individual or entity ("Person") that is, or is owned or controlled by Persons that are, (i) the target or subject of any sanctions administered or enforced by the US Department of the Treasury's Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, the Hong Kong Monetary Authority, Bank Negara Malaysia or any other relevant sanctions authorities (collectively, "Sanctions") or (ii) located, organised or resident in a country or territory that is, or whose government is, the target or subject of Sanctions.

The Customer will not, directly or indirectly, use the proceeds of the Facilities, or extend financing, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the target or subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facilities, whether as underwriter, advisor, investor or otherwise).

(ii) Anti-money laundering
The operations of the Customer, its subsidiaries and their affiliates are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Customer, any of its subsidiaries or any of their affiliates (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Customer, any of its subsidiaries or any of their affiliates with respect to the Money Laundering Laws is pending or, to the best knowledge of the Customer, threatened.

(iii) Anti-bribery
None of the Customer or any of its affiliates, nor, to the knowledge of the Customer, any director, officer, agent, employee or other person acting on behalf of the Customer or any of its affiliates is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the "UK Bribery Act") and the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA"). Furthermore, the Customer and, to the knowledge of the Customer, its affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
No part of the proceeds of the Facilities will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

(ee) **Tax Compliance**
Clause 14 of the Bank's Generic Terms & Conditions ("GTC") (available at www.hsbcamanah.com.my or upon request) on "Tax Compliance" shall apply and is incorporated herein, where all references to "Services" in GTC Clause 14 shall include "the Facilities" herein.

GTC Clause 14 is to be read together with GTC Clause 41 on "Definitions".

GTC Clause 14 and GTC Clause 41 may be amended from time to time in accordance with GTC Clause 7 on "Amendment of Terms & Conditions" and the prevailing version shall apply to the Customer.

(ff) **Conflict and Order of Priority**
If there is any inconsistency between the following clauses "Collection, processing and sharing of Customer information", "Financial Crime Risk Management Activity", "Tax Compliance" and terms and conditions in this Offer Letter, the said clauses shall prevail to the extent of inconsistency.

(gg) **Tax**
If any tax ("**Tax**") is chargeable by law on any amount paid, transferred or received, or payable, transferable or receivable hereunder, by whatever name called, the Customer shall promptly pay such Tax and shall fully indemnify the Bank against such payment or liability (together with any interest, penalty, costs or expenses payable or incurred thereon) if the Bank is required by law to collect and make payment in respect of such Tax. The Bank may apply all or part of the balance standing to the credit of any of the Customer's account(s) in or towards the discharge of any amount so payable by the Customer to the Bank.

(hh) **Know Your Customer**
If:
(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the acceptance of this Offer Letter;
(ii) any change in the status of the Customer after the acceptance of this Offer Letter; or
(iii) a proposed assignment or transfer by the Bank of any of its rights and obligations under this Offer Letter,
obliges the Bank (or in the case of (iii), any prospective assignee or transferee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Customer shall promptly upon the Bank's request supply, or procure of, such documentations and other evidence as is reasonably requested by the Bank (or, in the case of (iii), on behalf of any prospective assignee or transferee) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated under this Offer Letter or any other document designated as such by both parties.

(ii) **Material Interest**
The Bank and other HSBC Group members (including their divisions or transaction teams (each, a "Team") may have interests or duties which conflict with the interests of, or duties owed to, their clients (including, potentially, the Customer). The HSBC Group has established procedures designed to identify and manage such conflicts, including organisational and administrative arrangements to safeguard clients' interests as well as rules and procedures to control disclosure of information.

The Bank's agreement to provide services to the Customer does not restrict any other HSBC Group member (or any Team) or require them to provide the Customer, the Bank, or a Team advising the Customer with any information about, or derived from, those activities. In most cases, it creates no obligation to advise the Customer of any existing or potential conflict of interest. The Bank is not required to disclose to the Customer, nor to use for the Customer's benefit, any information known to it or the HSBC Group which belongs, or is confidential, to: (a) another client; or (b) the Bank, a Team, or a HSBC Group member.

In some cases, the Bank's procedures and controls may not be sufficient to prevent a potential conflict of interest from damaging a client's interests. In these circumstances, to avoid any damage the Bank may choose to: (a) disclose the potential conflict and seek the client's consent to proceed; or (b) decline, or cease, to act.

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(jj) **Increased Cost**

If the effect of

(i) a change in (or in the interpretation, administration or application of) any, law or regulation; or

(ii) the need for compliance by the Bank with any law or regulation made or coming into effect after the date of this Offer Letter related to the implementation or application of changes in bank capital adequacy requirements (such as any law or regulation that implements or applies Basel III or CRD IV)

is to increase the cost to the Bank of maintaining or funding the Facilities or to reduce effective return to the Bank, the Bank reserves the right to require payment on demand of such amounts as the Bank considers necessary to compensate itself therefore.

The terms "laws" and "regulation" in the above paragraph shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or tax.

"**Basel III**" means the internationally agreed set of measures (including guidance or standards) aimed at strengthening the regulation, supervision and risk management of banks as developed and by published by the Basel Committee on Banking Supervision including amendments, supplements or restatements made thereto from time to time.

"**CRD IV**" means the "Capital Requirements Directive IV", the European legislation which implements the Basel Committee on Banking Supervision's proposed new standards for bank capital and liquidity requirements.

(kk) **Monitoring of Facility Amount**

Where a Facility is permitted to be utilised in a currency other than the currency in which the Facility Amount is expressed in on page 1 of the Offer Letter ("**Base Currency**"), the Customer acknowledges that for the purposes of monitoring the Facility Amount, the Bank may convert any amount so utilised to the Base Currency at the Bank's prevailing exchange rate.

[end of Annexure II]